EXHIBIT 99.1

PEOPLESOFT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$467,077	$439,385
Short-term investments and restricted cash	1,160,653	961,906
Accounts receivable, net of allowance for doubtful accounts of $29,598 at September 30, 2004 and $30,181 at December 31, 2003	401,919	462,528
Income tax refunds receivable	—	18,749
Deferred tax assets	22,530	58,630
Prepaid expenses and other current assets	64,603	69,997

Total current assets	2,116,782	2,011,195
Property and equipment, net	512,379	448,211
Long term investments	50,620	29,219
Deferred tax assets	22,474	42,049
Capitalized software, net	190,297	234,217
Goodwill	1,014,873	1,005,660
Other intangible assets, net	397,586	444,991
Other assets	8,335	9,186

Total assets	$4,313,346	$4,224,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,340	$51,190
Accrued liabilities	157,419	158,360
Restructuring liabilities	48,596	78,250
Accrued compensation and related expenses	215,605	224,983
Income taxes payable	5,421	106,355
Short-term deferred revenues	642,350	588,590

Total current liabilities	1,114,731	1,207,728
Long-term deferred revenues	120,116	119,896
Other liabilities	40,105	37,655

Total liabilities	1,274,952	1,365,279
Commitments and contingencies (see Note 12)
Stockholders’ Equity:
Common stock	3,847	3,776
Additional paid-in capital	2,628,561	2,508,995
Retained earnings	746,221	684,847
Treasury stock	(387,803)	(387,046)
Accumulated other comprehensive income	47,568	48,877

Total stockholders’ equity	3,038,394	2,859,449

Total liabilities and stockholders’ equity	$4,313,346	$4,224,728

See accompanying notes to unaudited condensed consolidated financial statements.

PEOPLESOFT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
License fees	$161,411	$160,459	$422,313	$353,026
Maintenance revenue	320,216	234,582	919,314	640,066
Professional services revenue	217,208	229,053	647,592	588,700

Service revenue	537,424	463,635	1,566,906	1,228,766

Total revenues	698,835	624,094	1,989,219	1,581,792
Costs and expenses:
Cost of license fees	23,039	21,941	71,186	40,230
Cost of services	248,096	230,189	697,504	560,356
Sales and marketing expense	186,766	168,554	532,527	419,604
Product development expense	137,639	127,711	402,951	296,062
General and administrative expense	49,047	61,879	171,284	135,918
Restructuring, acquisition and other charges	18,969	23,273	31,241	37,072

Total costs and expenses	663,556	633,547	1,906,693	1,489,242

Operating income (loss)	35,279	(9,453)	82,526	92,550
Other income, net	4,394	7,556	12,190	19,234

Income (loss) before provision for income taxes	39,673	(1,897)	94,716	111,784
Provision for income taxes	13,482	4,243	33,342	42,911

Income (loss) before minority interest	26,191	(6,140)	61,374	68,873
Minority interest in net income	—	1,205	—	1,205
Net income (loss)	$26,191	$(7,345)	$61,374	$67,668

Basic income (loss) per share	$0.07	$(0.02)	$0.17	$0.21
Shares used in basic income (loss) per share computation	365,438	357,289	363,756	329,511
Diluted income (loss) per share	$0.07	$(0.02)	$0.17	$0.20
Shares used in diluted income (loss) per share computation	369,984	357,289	370,095	333,673

See accompanying notes to unaudited condensed consolidated financial statements.

PEOPLESOFT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Operating activities:
Net income	$61,374	$67,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167,554	113,827
Provision for doubtful accounts	5,052	7,151
Tax benefits from employee stock transactions	8,861	6,235
Provision for deferred income taxes	55,833	(12,101)
Gain on sales of investments and disposition of property and equipment, net	(1,831)	(3,535)
Non-cash stock compensation	10,848	7,359
Non-cash restructuring, acquisition and other charges	8,777	17,519
Changes in operating assets and liabilities:
Accounts receivable	51,101	106,963
Accounts payable and accrued liabilities	(36,883)	(18,433)
Accrued compensation and related expenses	(16,176)	(28,074)
Income taxes, net	(81,733)	(8,831)
Deferred revenues	53,709	41,607
Other	(5,346)	14,576

Net cash provided by operating activities	281,140	311,931
Investing activities:
Purchase of available-for-sale investments	(5,474,251)	(8,540,083)
Proceeds from sales and maturities of investments	5,256,065	9,159,986
Purchase of property and equipment	(142,846)	(231,365)
Acquisitions, net of cash acquired	—	(519,934)

Net cash used in investing activities	(361,032)	(131,396)
Financing activities:
Net proceeds from employee stock transactions	105,986	77,382

Net cash provided by financing activities	105,986	77,382
Effect of foreign exchange rate changes on cash and cash equivalents	1,598	18,056

Net increase in cash and cash equivalents	27,692	275,973
Cash and cash equivalents at beginning of period	439,385	319,344

Cash and cash equivalents at end of period	$467,077	$595,317

Supplemental disclosures:
Cash paid for interest	$2,330	$458
Cash paid for income taxes	$58,868	$55,882

See accompanying notes to unaudited condensed consolidated financial statements.

PEOPLESOFT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

     The accompanying interim condensed consolidated financial statements for the three and nine month periods ended September 30, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are consistent in all material respects with those applied in PeopleSoft Inc’s. (“PeopleSoft” or the “Company”) Annual Report on Form 10-K for the year ended December 31, 2003. These financial statements are unaudited and in the opinion of management, include all necessary adjustments for the fair presentation of the Company’s financial position, results of operations and changes in cash flows. Other than adjustments related to the Third Quarter 2003 Restructuring Plan, as further described below in Note 7 “Restructuring Liabilities,” executive separation charges, as further described below in Note 14 “Departure of Principal Officer” and asset impairment charges as further described below in Note 6 “Restructuring, Acquisition and Other Charges,” all adjustments are of a normal recurring nature. The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that may affect the amounts reported in the accompanying financial statements. Despite the Company’s best effort to make these good faith estimates and assumptions, actual results may differ. Certain prior period amounts have been reclassified to conform to the current period presentation.

     These interim financial statements are prepared in accordance with Securities and Exchange Commission rules and regulations, which allow certain information and footnote disclosures, normally included in annual financial statements, to be condensed or omitted. As a result, these interim financial statements should be read in conjunction with the Consolidated Financial Statements filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

2. Income (Loss) Per Share

     Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period, excluding unvested restricted stock. Diluted income (loss) per share is computed by dividing net income (loss) by the sum of weighted average number of common shares outstanding and the number of potential dilutive common shares outstanding during the period, if dilutive. Potential dilutive common shares consist of shares issuable upon the exercise of stock options, restricted stock not yet vested, and shares issuable resulting from compensation withheld to purchase stock under the Company’s employee stock purchase plan (“ESPP”), using the treasury stock method.

     The following table sets forth the computation of basic income (loss) per share and diluted income (loss) per share (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Numerator:
Net income (loss)	$26,191	$(7,345)	$61,374	$67,668

Denominator:
Denominator for basic income (loss) per share — Weighted average shares outstanding	365,438	357,289	363,756	329,511
Employee stock options and other	4,546	—	6,339	4,162

Denominator for diluted income (loss) per share — Weighted average shares outstanding, assuming exercise of potential dilutive common shares	369,984	357,289	370,095	333,673

Basic income (loss) per share	$0.07	$(0.02)	$0.17	$0.21
Diluted income (loss) per share	$0.07	$(0.02)	$0.17	$0.20

     The following table sets forth the potential dilutive common shares that were excluded from the diluted income (loss) per share computations because the exercise prices were greater than the average market price of the common shares during the period or were otherwise not dilutive (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Employee stock options	43.2	88.5	39.9	44.5
Unvested restricted stock	0.7	0.2	0.1	1.0

Total shares excluded	43.9	88.7	40.0	45.5

     The weighted average exercise prices of the employee stock options that are not dilutive for the three months ended September 30, 2004 and 2003 were $27.62 and $21.98 per share, respectively, and for the nine months ended September 30, 2004 and 2003 were $28.43 and $28.72 per share, respectively.

     On January 12, 2004, the Board of Directors authorized the repurchase of up to $200 million of the Company’s common stock, par value $0.01 per share, in the open market or through privately negotiated purchases or otherwise, depending on market prices and other conditions. During the nine months ended September 30, 2004, no common stock was repurchased under this program.

3. Stock-Based Compensation

     Our stock-based compensation consists of stock options and restricted stock awards. The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”). The following table illustrates the effect on net income (loss) and income (loss) per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to stock-based employee compensation for the three and nine months ended September 30, 2004 and 2003 (in thousands, except per share amounts). The 2003 pro forma disclosure has been revised to correct the pro forma foreign tax benefits associated with stock options.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income (loss), as reported	$26,191	$(7,345)	$61,374	$67,668
Add: Stock-based employee compensation expense included in reported net income (loss), net of tax	2,968	2,537	9,342	6,684
Deduct: Stock-based employee compensation expense determined under the fair value method, net of tax	(24,494)	(47,803)	(85,301)	(128,258)

Pro forma net income (loss)	$4,665	$(52,611)	$(14,585)	$(53,906)

Basic income (loss) per share
As reported	$0.07	$(0.02)	$0.17	$0.21
Pro forma	0.01	$(0.15)	(0.04)	$(0.16)
Diluted income (loss) per share
As reported	$0.07	$(0.02)	$0.17	$0.20
Pro forma	0.01	$(0.15)	(0.04)	$(0.16)

     The fair value of the Company’s stock option awards to employees and the shares purchased under the ESPP were estimated as of the date of the grant using a Black-Scholes option pricing model. Limitations on the effectiveness of the Black-Scholes option valuation model are that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected stock price volatility. The fair value of the Company’s stock option awards to employees and the shares purchased under the ESPP were estimated assuming no expected dividends and the following weighted-average assumptions:

	ESPP		Options
	Three Months Ended September 30,
	2004	2003	2004	2003
Expected life (in years)	0.50	0.50	3.13	3.17
Expected volatility	0.40	0.42	0.66	0.86
Risk free interest rate	1.91%	0.96%	2.84%	2.37%

	ESPP		Options
	Nine Months Ended September 30,
	2004	2003	2004	2003
Expected life (in years)	0.50	0.50	3.13	3.18
Expected volatility	0.36	0.42	0.67	0.88
Risk free interest rate	1.50%	1.09%	2.79%	1.9%

     On September 15, 2004, the Compensation Committee, consisting solely of independent directors, in consultation with advisors, the Board of Directors and management, approved amendments to the Company’s severance policies and plans. These amendments provide for the accelerated vesting of all stock options held by employees whose employment terminates (other than for cause, death or disability) in connection with a change in control.

4. Comprehensive Income (Loss)

     Comprehensive income (loss)  consists primarily of net income (loss), unrealized gains or losses on investments, mark-to-market adjustments on interest rate swap transactions, and foreign currency translation adjustments, which are reflected as a component of stockholders’ equity. The components of comprehensive income (loss), net of tax, are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income (loss)	$26,191	$(7,345)	$61,374	$67,668
Other comprehensive income (loss):
Net unrealized gain (loss) on investments	49	177	(408)	1,494
Foreign currency translation adjustments	3,968	1,399	(901)	21,130
Interest rate swap transactions:
Net unrealized loss on cash flow hedges	—	—	—	(58)
Reclassification adjustment for earnings recognized during the period	—	—	—	2,106
Reclassification adjustment for realized loss on the termination of interest rate swap agreements	—	—	—	881

Comprehensive income (loss)	$30,208	$(5,769)	$60,065	$93,221

5. Derivative Financial Instruments

     Derivative financial instruments are only utilized by the Company to reduce foreign currency exchange and interest rate risks. The Company does not hold any derivative financial instruments for trading or speculative purposes.

Forward Foreign Exchange Contracts

     The Company has a foreign exchange hedging program principally designed to mitigate the potential impact due to changes in foreign currency exchange rates. Forward exchange contracts are primarily used to hedge foreign currency exposures and generally have terms of two months or less. The derivatives used in the foreign exchange hedging program are not designated as cash flow or fair value hedges under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. These contracts are recorded on the balance sheet at fair value in “Accrued liabilities.” Changes in fair value of the contracts and the amounts being hedged are included in “Other income, net.” At September 30, 2004, each of the foreign exchange contracts matured within 60 days and had a book value that approximated fair value. Neither the cost nor the fair value of these forward foreign exchange contracts was material at September 30, 2004.

     During the three months ended September 30, 2004 and 2003, the Company recorded net foreign currency transaction losses of $1.9 million and $0.7 million, respectively. During the nine months ended September 30, 2004 and 2003, the Company recorded net foreign currency transaction losses of $6.4 million and $1.8 million, respectively.

     At September 30, 2004, the Company had the following outstanding forward foreign exchange contracts to exchange foreign currency for U.S. dollars (in millions):

Notional
Foreign Currency	Amount
Euro	$25.9
Singapore dollars	11.3
Hong Kong dollars	9.2
Japanese yen	6.9
New Zealand dollars	6.0
South African rand	5.9
Taiwanese dollars	4.8
Swiss francs	2.3
Australian dollars	1.2

$73.5

     At September 30, 2004, the Company had the following outstanding forward foreign exchange contracts to exchange U.S. dollars for foreign currency (in millions):

Notional
Foreign Currency	Amount
Canadian dollars	$28.2
Mexican pesos	12.1
Danish krone	1.0

$41.3

     At September 30, 2003, the Company had the following outstanding forward foreign exchange contracts to exchange foreign currency for U.S. dollars (in millions):

Notional
Foreign Currency	Amount
British pounds	$13.6
Singapore dollars	6.1
New Zealand dollars	3.1
Australian dollars	1.6
Hong Kong dollars	1.0
Taiwanese dollars	0.9
Danish krone	0.8
Swiss francs	0.5
Swedish krona	0.4

$28.0

     At September 30, 2003, the Company had the following outstanding forward foreign exchange contracts to exchange U.S. dollars for foreign currency (in millions):

Notional
Foreign Currency	Amount
Euros	$20.0
Mexican pesos	10.1
Canadian dollars	6.4
Japanese yen	3.8
South African rand	0.9

$41.2

Interest Rate Swap Transactions

     The Company used interest rate swap transactions to manage its exposure to interest rate changes on synthetic lease obligations related to certain of its headquarters facilities located in Pleasanton, California. The swaps had an aggregate notional principal amount of $175 million and matured at various dates in 2003, consistent with the expiration of the synthetic leases. Under the swap agreements, the Company received a variable interest rate based on the three month LIBOR rate and paid a weighted average fixed interest rate of 6.8%. The swaps were designated under SFAS 133 as hedges against changes in the amount of future cash flows. In February 2003, the Company exercised its option under a synthetic lease agreement to purchase certain of its headquarters facilities located in Pleasanton, California for $70 million, and concurrently, swaps with an aggregate notional principal amount of $70 million matured. In June 2003, the Company exercised its option under a synthetic lease agreement to purchase certain of its headquarters facilities located in Pleasanton, California for $105 million. As a result of this transaction, in June 2003, the Company terminated its remaining interest rate swap agreements with an aggregate notional principal amount of $105 million resulting in pretax charge of $1.4 million to “Other income, net.”

Concentrations of Credit Risk

     The Company does not have a significant concentration of credit or operating risk in any one investment, customer, industry or geographic region within or outside of the United States.

6. Restructuring, Acquisition and Other Charges

     The following table sets forth the components of “Restructuring, acquisition and other charges” (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Restructuring charges and adjustments	8,448	8,773	20,720	22,572
Acquired in-process research and development	—	14,500	—	14,500
Executive separation charges	6,421	—	6,421	—
Asset impairment charges	4,100	—	4,100	—

Restructuring, acquisition and other charges	18,969	23,273	31,241	37,072

     See Note 7, “Restructuring Liabilities” for a discussion of restructuring charges and adjustments, see Note 9, “Business Combinations” for a discussion of acquired in-process research and development and see Note 14, “Departure of Principal Officer” for a discussion of executive separation charges.

     Asset impairment charges consist of impairment write-downs of approximately $2.1 million for our investment in restricted common stock and $2 million for a note receivable. These assets were delivered to the Company in the fourth quarter of 2003 as consideration for the termination of a sublease. An impairment charge for the carrying amount of these assets was recorded when the sublessee indicated that a bankruptcy filing was possible on September 29, 2004. The sublessee subsequently filed for bankruptcy on October 6, 2004. The Company does not expect to recover any amounts relating to these assets.

7. Restructuring Liabilities

Third Quarter 2003 Restructuring Plan

     During the third quarter of 2003, in connection with the acquisition of J.D. Edwards & Company (J.D. Edwards), management approved and initiated plans to restructure the pre-acquisition operations of PeopleSoft to eliminate certain duplicative activities and reduce the Company’s cost structure. Consequently, from the July 18, 2003 acquisition date of J.D. Edwards through September 30, 2004, the Company has recorded approximately $40 million of restructuring charges including costs for employee severance, acquisition-related employee retention, consolidation of duplicate facilities and contract terminations. The expected total charges under this plan are approximately $41 million. Approximately 200 pre-acquisition PeopleSoft employees were terminated under this restructuring plan. Terminated employees entitled to receive payments under this plan primarily consisted of general and administrative, consulting, and sales and marketing employees. These costs are accounted for in accordance with Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) or Statement of Financial Accounting Standards No. 112 (“SFAS 112”), “Employers’ Accounting for Postemployment Benefits — an Amendment of FASB Statements No. 5 and 43” and are recorded as a charge to the results of operations in “Restructuring, acquisition and other charges.” Future cash payments related to restructuring liabilities for employee costs are expected to be made through November 2004. Future cash payments related to restructuring liabilities for facilities obligations are expected to be made through March 2012. The $12 million restructuring liability at September 30, 2004 related to exiting certain pre-acquisition activities of the Company is a cash obligation.

     The following table sets forth the activity in the Company’s restructuring liabilities accounted for under SFAS 146 or SFAS 112 for the nine months ended September 30, 2004, for liabilities established during 2003, as a result of the acquisition of J.D. Edwards which pertain to the pre-acquisition operations of PeopleSoft. These liabilities are included in “Restructuring liabilities” in the accompanying condensed consolidated balance sheets (in thousands).

	Employee	Facilities
	Costs	Costs	Total
Balance as of December 31, 2003	$10,304	$1,840	$12,144
Restructuring costs relating to the J.D. Edwards plan	8,512	12,208	20,720
Cash payments	(14,969)	(1,887)	(16,856)
Non-cash items	91	(4,141)	(4,050)

Balance as of September 30, 2004	$3,938	$8,020	$11,958

     From the July 18, 2003 acquisition date of J.D. Edwards through September 30, 2004, the Company recorded approximately $102 million of restructuring costs in connection with exiting certain pre-acquisition activities of J.D. Edwards including employee severance costs, change in control payments, costs of consolidating duplicate facilities, contract termination costs and other costs. No additional costs are expected to be incurred under this plan. These costs have been accounted for in accordance with Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”) and have been recognized as a liability assumed in the purchase business combination. Approximately 600 pre-acquisition J.D. Edwards employees were terminated under this restructuring plan. Terminated employees entitled to receive severance and change in control payments under this plan primarily consisted of general and administrative, consulting, and sales and marketing employees. Change in control payments are made to employees covered by a plan established by J.D. Edwards and subsequently assumed by PeopleSoft upon the completion of the merger. The change in control plan provides for specified severance and other change in control-related benefits to participants in the plan. The change in control plan covered 197 senior management employees. Future cash payments related to restructuring liabilities for employee costs are expected to be made through January 2005. Future cash payments related to restructuring liabilities for facilities obligations, contract terminations and other costs are expected to be made through January 2008. The $33.1 million restructuring liability at September 30, 2004 related to exiting certain pre-acquisition activities of J.D. Edwards is a cash obligation.

     The following table sets forth the activity in the Company’s restructuring liabilities accounted for in accordance with EITF 95-3, for the nine months ended September 30, 2004, for liabilities established during 2003, as a result of the acquisition of J.D. Edwards which pertain to the pre-acquisition activities of J.D. Edwards. These liabilities are included in “Restructuring liabilities” in the accompanying condensed consolidated balance sheets (in thousands).

			Contract
	Employee	Facilities	Termination and
	Costs	Costs	Other Costs	Total
Balance as of December 31, 2003	$17,065	$32,905	$9,736	$59,706
Changes in estimated costs relating to the J.D. Edwards plan	7,687	(1,384)	(224)	6,079
Cash payments	(18,717)	(12,790)	(609)	(32,116)
Non-cash items	(292)	(268)	—	(560)

Balance as of September 30, 2004	$5,743	$18,463	$8,903	$33,109

Other Restructuring Plans

     The following table sets forth the activity in the Company’s restructuring liabilities established prior to 2003 and accounted for in accordance with Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” for the nine months ended September 30, 2004. No additional charges are expected to be incurred under this plan. Future cash payments related to these restructuring liabilities are expected to be made through October 2005. These liabilities are included in “Restructuring liabilities” in the accompanying condensed consolidated balance sheets (in thousands).

Facilities
Costs
Balance as of December 31, 2003	$6,362
Cash payments	(2,833)

Balance as of September 30, 2004	$3,529

8. Product and Service Warranty Reserve

     The Company provides for the estimated cost of product and service warranties based on specific warranty claims received, provided that it is probable that a liability exists, and provided the cost to repair or otherwise satisfy the claim can be reasonably estimated. The amount of the reserve recorded is equal to the costs to repair or otherwise satisfy the claim. If existing claims are settled for amounts which differ from the Company’s estimates, or if the estimated monetary value of the warranty claims were to increase or decrease, revisions to the estimated warranty liability may be required and the warranty expense could change from current levels.

     The following table sets forth the activity in the Company’s product and service warranty reserve, which is included in “Accrued liabilities,” for the nine months ended September 30, 2004 (in thousands):

Total
Balance as of December 31, 2003	$18,828
Expense related to new claims	9,774
Reduction in expense related to changes in estimates	(5,151)
Closed warranty claims, net of recoveries	(8,961)

Balance as of September 30, 2004	$14,490

9. Business Combinations

     Pursuant to an Amended and Restated Agreement and Plan of Merger with J.D. Edwards dated June 16, 2003, the Company acquired approximately 85% of the outstanding stock of J.D. Edwards on July 18, 2003 pursuant to an exchange offer and the remaining shares on August 29, 2003.

     J.D. Edwards offered enterprise software as well as consulting, education and support services. The Company’s Board of Directors (“Board”) approved the offer and the merger and believed that the offer and the merger would provide the Company with increased breadth and depth across the Company’s products, market segments and industry coverage. The Company’s Board believed that J.D. Edwards’ expertise in manufacturing and distribution applications would strengthen the Company’s enterprise application suite. In addition, the Board believed that J.D. Edward’s mid-market focused applications and AS/400 based solutions would be additive to the Company’s Internet-based enterprise application suite.

     In the exchange offer, holders of J.D. Edwards common stock were entitled to make an election to tender their shares for cash or shares of PeopleSoft stock. Such holders were entitled to receive cash, stock, or a combination of cash and stock, in each case having a value, on a per share basis of $7.05 plus 0.43 of a share of the Company’s common stock, allocated by prorating cash and shares available in the exchange offer among the elections made by the holders. At the completion of the acquisition, a total of 124,108,566 shares of J.D. Edwards common stock were tendered and accepted for exchange by PeopleSoft.

     The Company exchanged options to purchase J.D. Edwards common stock held by J.D. Edwards employees with options to purchase PeopleSoft common stock at a rate of 0.43 of a PeopleSoft share per J.D. Edwards share. Each exchanged PeopleSoft option retained the same vesting characteristics as the J.D. Edwards option it replaced and each J.D. Edwards option holder will receive $7.05 per share upon exercise in addition to the PeopleSoft shares.

     The aggregate purchase price was approximately $2 billion, which consisted of approximately $875 million in cash, $959.6 million in PeopleSoft common stock and stock options (net of deferred compensation), $102 million in restructuring costs (Note 7, “Restructuring Liabilities”) and $22.7 million in deal costs and other liabilities, which primarily consist of fees paid for legal, accounting and financial advisory services. A total of 53,366,059 shares of PeopleSoft common stock were issued in the transaction. The value of the stock issued to tendering J.D. Edwards shareholders was based upon the average of the closing prices of one share of the Company’s common stock for a few days before and after the amended terms of the merger were agreed to and announced, which was $17.22. The fair value of the Company’s stock-based awards to employees was estimated using a Black-Scholes option pricing model.

     The intrinsic value allocated to the unvested J.D. Edwards options assumed in the exchange was approximately $6.8 million at the date of the merger and was recorded as deferred compensation in the purchase price allocation. Option holders having options with strike prices of $7.05 (J.D. Edwards pre-merger price) or less were given 0.43 shares of the Company’s common stock plus $7.05 less the exercise price and any applicable taxes, in order to retire these options.

     In allocating the purchase price based on estimated fair values, the Company recorded approximately $960 million of goodwill, $477 million of amortizable purchased intangible assets, $491 million of net tangible assets, $226 million of capitalized software, $135 million of deferred tax liabilities, $75 million of deferred revenue and $15 million of in-process research and development.

Pro Forma Financial Information

     The unaudited financial information in the table below summarizes the combined results of operations of PeopleSoft and J.D. Edwards, on a pro forma basis, as though the companies had been combined as of the beginning of the period presented. The impact of the restructuring charges associated with the acquisition have been excluded. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of the period presented. The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2003 combines the historical results for PeopleSoft for the three months ended September 2003 and the historical results for J.D. Edwards for the period preceding the merger of July 1 through July 17. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2003 combines the historical results for PeopleSoft for the nine months ended September 2003, the historical results for J.D. Edwards for the period of

July 1 through July 17, and the historical results for J.D. Edwards for the six months ended April 30, 2003. The following amounts are in thousands, except per share amounts.

	Three Months	Nine Months
	Ended September 30,	Ended September 30,
	2003	2003
Revenues	$686,848	$1,962,787
Net income	$17,205	$13,931
Basic and diluted income per share	$0.05	$0.04

10. Goodwill and Other Intangible Assets

     The following table sets forth the carrying amount of goodwill (in thousands):

	North
	America	International	Total
Balance as of December 31, 2003	$1,003,668	$1,992	$1,005,660
Additional restructuring costs incurred under the Third Quarter 2003 Restructuring Plan (Note 7, “Restructuring Liabilities”).	6,079	—	6,079
Other goodwill adjustments	3,130	—	3,130
Foreign currency translation	—	4	4

Balance as of September 30, 2004	$1,012,877	$1,996	$1,014,873

At September 30, 2004, identifiable intangible assets consisted of the following (in thousands):

	Gross	Accumulated	Net Carrying
Identifiable Intangible Assets	Value	Amortization	Amount
Capitalized software	$310,881	$(120,584)	$190,297
Patented technology	61,190	(15,127)	46,063
Customer contracts and related relationships	106,600	(18,814)	87,786
Maintenance agreements and related relationships	306,231	(42,494)	263,737
Non-compete agreements	1,500	(1,500)	—

Balance as of September 30, 2004	$786,402	$(198,519)	$587,883

     At December 31, 2003, identifiable intangible assets consisted of the following (in thousands):

	Gross	Accumulated	Net Carrying
Identifiable Intangible Assets	Value	Amortization	Amount
Capitalized software	$310,881	$(76,664)	$234,217
Patented technology	61,190	(5,927)	55,263
Customer contracts and related relationships	106,600	(7,249)	99,351
Maintenance agreements and related relationships	306,231	(15,917)	290,314
Non-compete agreements	1,500	(1,437)	63

Balance as of December 31, 2003	$786,402	$(107,194)	$679,208

     Total expected future annual amortization related to intangible assets is set forth in the table below (in thousands):

Estimated Amortization Expense
Remainder of 2004	$29,942
For the year ended December 31, 2005	115,417
For the year ended December 31, 2006	113,689
For the year ended December 31, 2007	109,152
For the year ended December 31, 2008	87,590
Thereafter	132,093

Total	$587,883

11. Customer Assurance Program

     On June 6, 2003, Oracle Corporation (“Oracle”) announced that it intended to commence an unsolicited cash tender offer to purchase all of the outstanding shares of PeopleSoft for $16.00 per share, or approximately $5.1 billion in the aggregate (the “Oracle Tender Offer”). The Oracle Tender Offer formally commenced June 9, 2003. On June 18, 2003 Oracle amended the offer to increase the purchase price from $16.00 to $19.50 per share or approximately $6.2 billion in the aggregate. On February 4, 2004, Oracle increased its offer price to $26.00 per share, or approximately $9.5 billion in the aggregate. On May 14, 2004, Oracle reduced the offer price to $21.00 per share, or approximately $7.7 billion in the aggregate. On November 1, 2004, Oracle announced the extension of the offer period until midnight New York City time on November 19, 2004 and an increase in the offer price to $24.00 per share, or approximately $8.8 billion in the aggregate.

     In response to Oracle’s public statements about its plans for PeopleSoft’s products, and to minimize the loss of business while the Oracle Tender Offer remains pending, PeopleSoft implemented a customer assurance program. This program incorporates in PeopleSoft’s standard perpetual licensing arrangement a term that provides customers who purchase application licenses with financial protection in the circumstances described below. That financial protection is in the form of a payment generally equal to two to five times the total arrangement fees, with the multiple increasing as the fees increase. The specific criteria which have to be met before a payment is due under the customer assurance program vary in some respects among each of six versions of the customer assurance program terms used from the program's inception in June 2003 through the date of this report. The current version of the program, Version Six, was made available on October 11, 2004 and continues until the earlier of December 31, 2004 or the expiration of Oracle’s tender offer.

     As of September 30, 2004, all but two contracts containing Version One terms have expired. As of that date, all other contracts with the customer assurance program contained Version Two, Three, Four or Five terms. Under those latter versions, a customer assurance program payment will generally be due if each of the following events occurs:

•	within two years from the contract effective date, there is an acquisition of PeopleSoft, as specifically defined in the version; and

•	within four years from the contract effective date, the acquiring company takes or fails to take certain actions resulting in the discontinuation or reduction of support, licensing, or updates for PeopleSoft’s products, as specifically described in each version of the program; and

•	the customer requests the payment in writing by a specified date and the customer has timely paid for support services in accordance with the terms of the customer’s agreement with PeopleSoft.

     In Versions Five and Six of the program the term “acquisition” is limited to an acquisition of PeopleSoft by Oracle or its affiliates. This change is consistent with the terms of a pending settlement of certain stockholder litigation. See Note 12, “Commitments and Contingencies.”

     Under all versions of the customer assurance program, customers retain rights to the licensed products whether or not any payment under the program is due. No customer is entitled to a refund of fees previously paid under the customer’s contract with PeopleSoft, but the customer would be entitled to a payment under the customer assurance program if all of the conditions stated above are met.

     The customer assurance program has no current financial statement impact on PeopleSoft. A contingent liability may be recognized in the financial statements of PeopleSoft or its acquirer if PeopleSoft is acquired as defined in the specific terms of the applicable version of the customer assurance program, and if the amount due were probable and reasonably estimable. However, the determination of the timing of recognition and amount of any such contingent liability would be dependent upon the acquirer’s plans, assumptions and estimations. Furthermore, the terms of the customer assurance program require an acquisition by an entity other than PeopleSoft; therefore no action taken unilaterally by PeopleSoft would, by itself, result in the recognition of a contingent liability or any other financial statement impact.

     The table below sets forth for each version of the customer assurance program in effect on or prior to September 30, 2004, the dates during which such version was implemented in customer contracts and the approximate potential maximum liability, as of September 30, 2004, under the contracts containing language from each respective version. As of September 30, 2004, the approximate aggregate maximum potential amount of future customer assurance payments under the customer assurance program was $2.4 billion.

		Approximate
		Amount of
		Maximum
Version	Dates Offered to Customers*	Potential Liability
Version One	June 2003 to 9/12/2003	$75	million
Version Two	9/12/2003 to 9/30/2003	$170	million
Version Three	9/30/2003 to 11/7/2003	$40	million
Version Four	11/18/2003 to 6/30/04	$1,352	million
Version Five	6/16/04 to 9/30/04	$788	million

	Total Amount of Maximum Potential Liability:	$2,425	million

* Some contracts originally submitted to customers prior to these end dates were executed following such dates.

12. Commitments and Contingencies

Synthetic Leases

     As a result of the acquisition of J.D. Edwards, the Company assumed three six-year master operating leases on four office buildings in Denver, Colorado (the “Denver Campus”). One of the three master leases is still in effect at September 30, 2004. On April 2, 2004, one of the master lease agreements terminated and the Company exercised its option to purchase two buildings for a net purchase price of $58.6 million. On August 26, 2004, another of the master lease agreements terminated and the Company exercised its option to purchase a building and land for a net purchase price of $33.7 million. The lessor, a wholly owned subsidiary of a bank, which together with a syndication of other banks provided debt and equity financing of $121.2 million for the purchase and construction costs of the buildings. The lease payment obligations are based on a return on the lessor’s costs. The Company has an option to refinance or purchase the remaining leased property at its sole discretion during the term of the lease for approximately $29 million. In the event that the Company does not exercise its option to refinance or purchase the leased property, it must guarantee the residual value of the building up to approximately 85% of the bank financing of $29 million or $24.7 million for the remaining lease. The Company has evaluated the fair value of the Denver Campus and determined that at September 30, 2004 it is not probable that the value of the leased property at the end of the lease term will be less than the residual value guaranteed by the Company, and as a result, the Company does not believe that it will be called upon to perform under the residual guarantee. The Company expects to proceed with a cash purchase of the remaining office building due to the fact that the related lease terminates during the fourth quarter of 2004.

     The Company may elect to reduce the interest rate used to calculate its lease expense by collateralizing the Denver Campus financing arrangements with investments. At September 30, 2004, investments totaling $29.5 million were designated as collateral for the remaining lease. The Company may withdraw the funds used as collateral, excluding restricted amounts, at its sole discretion provided that it is not in default under the lease agreement. At September 30, 2004, funds used as collateral in the amount of $13.6 million were available for withdrawal. At September 30, 2004, the Company was in compliance with the covenants, representations, and warranties required under the lease agreement.

Customer Indemnification

     From time to time, the Company agrees to indemnify its customers against liability if the Company’s products infringe a third party’s intellectual property rights. In addition, the Company, on rare occasions, offers to its customers indemnity for personal injury and property damage that may result from the actions of the Company’s employees. As of September 30, 2004, the Company had no material claims or pending material litigation alleging that the Company’s products infringe the intellectual property rights of any third parties or asserting that the Company has any payment obligation on these customer indemnification provisions.

PeopleSoft Stockholder Actions — Delaware Court of Chancery

     On June 6, 2003, Felix Ezeir (Case No. 20349-NC), Teresita Fay (Case No. 20350-NC), Robert Crescente (Case No. 20351-NC), Robert Corwin (Case No. 20352-NC) and Ernest Hack (Case No. 20353-NC), all of whom represented themselves to be PeopleSoft stockholders, each filed a putative stockholder class action suit in the Delaware Court of Chancery against the Company and several of the Company’s officers and directors. The suits allege that defendants breached their fiduciary duties in connection with the response to the tender offer announced by Oracle Corporation on June 6, 2003 and formally commenced June 9, 2003. Plaintiffs in each of the actions initially sought injunctive relief and an accounting. On June 10, 2003, Steven Padness filed an action in the Delaware Court of Chancery against these same defendants (Case No. 20358-NC) making similar allegations and seeking similar relief. On June 12, 2003, Thomas Nemes filed an action in the Delaware Court of Chancery (which was subsequently amended June 18, 2003) against these same defendants (Case No. 20365-NC), making similar allegations and seeking similar relief (the “Nemes Action”).

     On June 25, 2003, on an application filed in the Nemes Action, the Court consolidated the actions listed above under a single caption and case number: In re PeopleSoft, Inc. Shareholder Litigation, Consol. C.A. No. 20365-NC.

     On July 2, 2003, Richard Hutchings (Case No. 20403-NC) filed a putative stockholder class action in the Delaware Court of Chancery against PeopleSoft and several of the Company’s officers and directors. This action alleges that defendants breached their fiduciary duties in connection with the response to Oracle’s tender offer. Plaintiff sought injunctive relief, an accounting and damages. On July 22, 2003, the Delaware Court ordered that this action be consolidated with the other putative Delaware stockholder actions mentioned above.

     On May 26, 2004, PeopleSoft announced that the parties to the Delaware consolidated putative stockholder class action had entered into a memorandum of understanding providing for the settlement of the putative class action. On June 17, 2004, the parties in the Delaware consolidated putative stockholder class action signed a Stipulation and Agreement of Compromise, Settlement and Release providing for settlement of that action (the “Settlement Stipulation”) and on July 22, 2004 filed the Settlement Stipulation with the Delaware Court of Chancery. The Settlement Stipulation is subject to the approval of the Delaware Court of Chancery, which approval is currently pending.

     In the Settlement Stipulation the stockholder plaintiffs state that, based on the actions of the US Department of Justice and the European Union and the current status of their anti-trust reviews and/or opposition to Oracle’s proposed acquisition of the Company, the discovery to date, and subject to confirmatory discovery, they had determined that the customer assurance program (see Note 11, above), as it relates to Oracle, serves a legitimate corporate purpose in light of Oracle’s tender offer and other conduct. Pursuant to the Settlement Stipulation, the Company agreed that if it extended the customer assurance program beyond June 30, 2004, the term “acquisition” would be limited to an acquisition of the Company by Oracle or its affiliates, and that prior to June 30, 2004 it would attempt to use that more limited definition in certain new contracts.

     In the Settlement Stipulation, the stockholder plaintiffs, on behalf of a class of PeopleSoft stockholders, agreed to settle and dismiss all claims that were raised or could have been raised through the date of execution of the Settlement Stipulation in the action against the Company and its directors. The Settlement Stipulation also provides, among other things, that following Delaware Court of Chancery approval of the settlement (if obtained), the Company will, for a two year period, amend its Bylaws to shorten the advance notice a stockholder must give to nominate candidates for director and amend its stockholder rights plan to provide that the rights plan will generally cease to be applicable to certain qualifying tender offers unless, within 90 days following commencement or amendment of the price term of the qualifying tender offer or certain other events, the Board of Directors, including a majority of its independent directors, shall have adopted a resolution determining that the rights plan shall remain applicable to such offer. The Settlement Stipulation also provides for the Company to pay attorneys’ fees and expenses of the stockholder plaintiffs in an amount to be determined by the Court as fair and reasonable. If approved, the settlement will bind all PeopleSoft stockholders except that it will not apply to Oracle, which is not precluded by the Settlement Stipulation from continuing to pursue its claims in the Delaware Court of Chancery and in the California Superior Court action, both as described immediately below. Actions are stayed pending the Court’s review of the proposed settlement. A settlement hearing, at which the Court will consider the fairness and propriety of the proposed settlement to the putative class of stockholders of PeopleSoft, is scheduled for November 24, 2004.

     The Company believes that the claims and allegations asserted in each of the foregoing putative class action lawsuits are without merit, and intends to vigorously defend against these lawsuits if the Settlement Stipulation is not approved by the Delaware Court of Chancery.

     In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Oracle v. PeopleSoft — Delaware Court of Chancery

     On June 18, 2003, Oracle and Pepper Acquisition Corp. filed a lawsuit in the Delaware Court of Chancery (Case No. 20377-NC) (captioned Oracle Corp. v. PeopleSoft, Inc.) against the Company, several of its directors (the “Director Defendants”), and J.D. Edwards, alleging that the named directors breached their fiduciary duties in connection with the response to Oracle’s tender offer, and that J.D. Edwards aided and abetted the named directors’ purported breach of fiduciary duty. Oracle sought injunctive, declaratory and rescissory relief.

     On June 24, 2004, Oracle and Pepper Acquisition Corp. filed an amended complaint in this action, eliminating J.D. Edwards as a separate defendant and adding PeopleSoft director Michael Maples as a defendant. The amended complaint updates the plaintiffs’ claims challenging PeopleSoft’s response to Oracle’s tender offer and alleges, among other things, that the directors of PeopleSoft have breached their duty of loyalty and duty of care and that the customer assurance program violates Delaware corporation law. The amended complaint seeks declaratory and injunctive relief, including an injunction prohibiting the future use of the customer assurance program and requiring PeopleSoft’s Board of Directors to eliminate the Company’s Preferred Shares Rights Agreement (“Rights Agreement”).

     Testimony in the Delaware action commenced on October 4, 2004 and concluded on October 15, 2004. A conference to discuss post-trial scheduling has been set for November 24, 2004 before the Vice Chancellor. The Vice Chancellor has not indicated when his decision in this case will be forthcoming.

     The Company believes that the claims and allegations asserted in this action are without merit, and intends to continue to vigorously defend against this lawsuit.

     In the opinion of management, the outcome of this matter cannot be predicted and the impact of an adverse outcome to the Company’s financial position, results of operations and cash flows cannot be estimated.

PeopleSoft Stockholder Actions — California Superior Court for the County of Alameda

     On June 6, 2003, separate actions were filed in the California Superior Court for the County of Alameda (“California Superior Court”) by Doris Staehr (Case No. RG03100291), the West Virginia Laborers Pension Trust Fund (Case No. RG03100306) and Lorrie McBride (Case No. RG03100300). On June 10, 2003, Ray Baldi (Case No. RG03100696) filed an additional case in the same court. The plaintiffs in these actions (collectively, the “Initial Alameda Shareholder Actions”) all purport to be PeopleSoft stockholders, and have asserted claims against several of PeopleSoft’s executive officers and directors. The suits allege that the defendants breached their fiduciary duties in connection with (i) the response to Oracle’s tender offer, (ii) the Company’s agreement to acquire J.D. Edwards, and (iii) the implementation of the 2003 Directors Stock Plan, which was approved by the PeopleSoft stockholders at the 2003 Annual Meeting of Stockholders. Plaintiffs seek injunctive, rescissory and declaratory relief. On June 16, 2003, the Initial Alameda Shareholder Actions were consolidated. On June 11 and 17, 2003, respectively, two additional actions were filed by Moshe

Panzer (Case No. VG03100876) and Arace Brothers (Case No. VG03101830) asserting similar claims. By Order dated July 11, 2003, the Panzer and Arace Brothers actions were consolidated with the Initial Alameda Shareholder Actions (collectively “the Alameda Shareholder Actions”).

     By Order dated June 18, 2003, the California Superior Court granted the Company’s Motion to Stay the Initial Alameda Shareholder Actions pending resolution of the claims involving the duties of the defendant directors by the Delaware Court of Chancery. The California Superior Court found that the stockholder actions required application of Delaware law, and that allowing the consolidated cases to proceed would create the specter of inconsistent orders. By Order dated July 11, 2003, the California Superior Court also stayed the Panzer and Arace Brothers cases pursuant to the June 18, 2003 Order in the Initial Alameda Shareholder Actions. Accordingly, all of the Alameda Shareholder Actions currently are stayed by order of the California Superior Court.

     On October 10, 2004, the plaintiffs filed a motion to lift the stay imposed by the California Superior Court. The motion was denied. If the Delaware Chancery Court fails to approve the stockholders’ Settlement Stipulation, the plaintiffs retain the right to again seek to lift the stay.

     The Company believes that the claims and allegations asserted in each of the foregoing putative class action lawsuits are without merit, and intends to vigorously defend against these lawsuits if they are not dismissed by virtue of the settlement of the Delaware putative stockholder class action discussed above, or if that settlement is not approved by the Delaware Court of Chancery.

     In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the financial position, results of operations and cash flows of the Company.

PeopleSoft v. Oracle — California Superior Court for the County of Alameda

     On June 13, 2003, PeopleSoft filed an action in the California Superior Court against Oracle and its subsidiary Pepper Acquisition Corp. and unnamed defendants affiliated with the two named defendants (Case No. RG03101434).

     On December 12, 2003, the Company filed a second amended complaint, incorporating claims formerly pursued by J.D. Edwards, which is now a subsidiary of the Company. In this lawsuit, PeopleSoft alleges that in connection with Oracle’s tender offer, the defendants have engaged in: (i) untrue and misleading advertising in violation of California’s Business & Professions Code; (ii) unlawful disparagement of the Company’s products and services; (iii) unlawful interference with the Company’s relationships with its customers and prospective customers; and (iv) unfair trade practices in violation of California’s Business & Professions Code. The Company’s second amended complaint, portions of which have been filed with the California Superior Court under seal, alleges new facts about what the Company believes are Oracle’s ongoing acts of unfair trade practices and attempts to eliminate PeopleSoft as a competitor, and Oracle’s deliberate campaign to mislead PeopleSoft’s customers about Oracle’s plans to terminate our products and force customers to migrate to Oracle systems. The Company seeks injunctive relief precluding Oracle from engaging in unfair trade practices and other unlawful actions, and from proceeding with the tender offer. The Company also seeks restitution and damages. On January 20, 2004, Oracle demurred to the second amended complaint, which the California Superior Court overruled on February 25, 2004.

     On March 30, 2004, Oracle filed a cross-complaint against PeopleSoft and members of its board, alleging, among other things, that they acted illegally in refusing to accept Oracle’s tender offer and in implementing a customer assurance program. The cross-complaint alleges causes of action for interference with prospective economic advantage and violations of various sections of California’s Civil Code and Business & Professions Code. Oracle seeks damages, restitution, punitive damages, and injunctive and equitable relief. PeopleSoft and the board members filed an answer to the cross-complaint on April 29, 2004, denying the allegations of the cross-complaint and asserting several affirmative defenses. On November 1, 2004, Oracle stated in open court that it seeks to dismiss certain of its cross-claims. Dismissal of these cross-claims would result in Oracle’s having no cross-claims for damages and no cross-claims that would be determined by a jury. Oracle’s only remaining cross-claims would be for restitution, injunctive and equitable relief.

     The action is set for jury trial commencing January 10, 2005.

     The Company believes that the claims and allegations asserted in Oracle’s cross-complaint are without merit, and intends to vigorously defend against them.

     In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Other Matters

     The Company is party to various legal disputes and proceedings arising from the ordinary course of general business activities. In the opinion of management, resolution of these matters is not expected to have a material adverse affect on the financial position, results of the operations and cash flows of the Company. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s future results of operations or cash flows in a particular period.

13. Segment Information

     The Company’s chief operating decision makers are its Chief Executive Officer and Co-Presidents. While these officers are apprised of a variety of financial metrics and information, PeopleSoft is principally managed on a geographic basis in terms of revenue and segment margin performance. The Company’s two geographic business segments are: North America, which includes the United States and Canada, and International, which includes all other geographic regions. Operating expenses are managed functionally on a global basis. Assets are not identified with geographic segments because the Company’s chief operating decision makers do not evaluate that information to make resource allocation decisions.

     Revenues are defined as revenues generated from unaffiliated customers. The segment margins reported for the North America and International business segments are computed by subtracting cost of revenues from revenues from unaffiliated customers. Cost of revenues includes the cost of license, cost of services and the direct selling cost included in sales and marketing expense. Operating expenses, which are managed functionally on a global basis, include corporate marketing, product development, general and administrative expenses as well as restructuring, acquisition and other charges.

     The accounting policies for each of the reportable segments are the same as those used on a consolidated basis. The following table presents a summary of operating information for the three and nine months ended September 30, 2004 and 2003 (in thousands):

Three Months Ended September 30,

	Operating Segments
2004	North America	International	Other	Total
Revenues	$489,710	$209,125	$—	$698,835
Cost of revenues	239,040	122,752	—	361,792

Segment margin	$250,670	$86,373	$—	$337,043

Operating expenses			301,764	301,764

Operating income				$35,279

	Operating Segments
2003	North America	International	Other	Total
Revenues	$449,404	$174,690	$—	$624,094
Cost of revenues	240,150	103,015	—	343,165

Segment margin	$209,254	$71,675	$—	$280,929

Operating expenses			290,382	290,382

Operating loss				$(9,453)

Nine Months Ended September 30,

	Operating Segments
2004	North America	International	Other	Total
Revenues	$1,398,914	$590,305	$—	$1,989,219
Cost of revenues	682,391	337,180	—	1,019,571

Segment margin	$716,523	$253,125	$—	$969,648

Operating expenses			887,122	887,122

Operating income				$82,526

	Operating Segments
2003	North America	International	Other	Total
Revenues	$1,167,517	$414,275	$—	$1,581,792
Cost of revenues	568,859	242,113	—	810,972

Segment margin	$598,658	$172,162	$—	$770,820

Operating expenses			678,270	678,270

Operating income				$92,550

     Revenues from the Europe/Middle-East/Africa region represented 18% of revenues for the three months ended September 30, 2004 and 2003. Revenues from the Europe/Middle-East/Africa region represented 18% and 15% of revenues, respectively, for the nine months ended September 30, 2004 and 2003. No other international region had revenues equal to or greater than 10% for the three and nine months ended September 30, 2004 and 2003. Revenues originating in each individual foreign country were less than 5% of total revenues during the three and nine months ended September 30, 2004 and 2003 with the exception of Canada. Canadian revenues comprised 5% of total revenues for the three months ended September 30, 2004 and the nine months ended September 30, 2003.

     For the three months ended September 30, 2004 and 2003, revenues attributable to the U.S. were $454 million and $423 million, respectively. For the nine months ended September 30, 2004 and 2003, revenues attributable to the U.S. were $1,306 million and $1,084 million, respectively.

14. Departure of Principal Officer

     On September 30, 2004, the Board of Directors (the “Board”) of the Company, acting on the unanimous recommendation of the Corporate Governance/Nominating Committee and the Compensation Committee of the Board (which Committees collectively consist of the five independent directors who also constitute the Transaction Committee of the Board), determined by a unanimous vote of all independent directors (with the non-independent directors abstaining) to terminate Craig A. Conway’s employment as President and Chief Executive Officer of the Company, effective October 1, 2004. Mr. Conway also resigned from the Board on October 1, 2004, and the Board amended the Company bylaws to reduce the number of directors from eight to seven, effective October 3, 2004. In October 2004, in fulfillment of the Company’s obligations under his employment agreement, Mr. Conway received severance payments of approximately $4.8 million in salary and benefits (prior to income tax withholding as required by law) and a cash settlement of a portion of his unvested restricted stock grants of approximately $8.9 million (prior to income tax withholding as required by law), which amount is equal to the fair market value of the applicable unvested shares on September 30, 2004. These liabilities are included in “Accrued compensation and related expenses” in the accompanying consolidated condensed consolidated balance sheet. Charges of approximately $6.4 million associated with executive separation were recorded in the third quarter of 2004 and are included in the results of operations in “Restructuring, acquisition and other charges” (See Note 6, “Restructuring, Acquisition and Other Charges”).

15. Recently Accounting Pronouncements

     In March 2004, the Emerging Issues Task Force reached a consensus on the remaining portions of Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-01”), effective for the first fiscal year or interim period beginning after June 15, 2004. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of Financial Accounting Standards Board (“FASB”) Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method. EITF 03-01 also provides new disclosure requirements for other-than-temporary impairments on debt and equity investments. In September 2004, the FASB issued a final FASB Staff Position, FSP Emerging Issues Task Force Issue No. 03-01-1 that delays the effective date for the measurement and recognition guidance of EITF 03-01. The adoption of this EITF is not expected to have a material impact on our results of operations or financial position.

     During March 2004, the FASB issued an exposure draft of a new standard entitled “Share Based Payment,” which would amend SFAS 123 and Financial Accounting Standards Board Statement No. 95, “Statement of Cash Flows.” The new accounting standard, as proposed, would require the expensing of stock options issued by the Company in the financial statements using a fair-value-based method and would be effective for periods beginning after June 15, 2005. See Note 3 “Stock-Based Compensation” for pro forma disclosures regarding the effect on net income (loss) and income (loss) per share if we had applied the fair value recognition provisions of the SFAS No. 123. Depending on the method adopted by the Company to calculate stock-based compensation expense upon the adoption of Share Based Payment, the pro forma disclosure in Note 3 may not be indicative of the stock-based compensation expense to be recognized in periods beginning after June 15, 2005.